Exhibit 99-1

ALLIED HEALTHCARE INTERNATIONAL INC. REPORTS
FISCAL 2006 FIRST QUARTER RESULTS

	First Quarter Fiscal 2006	First Quarter Fiscal 2005
Revenue ($m)	75.9	86.6
Gross Profit ($m)	23.7	25.2
Gross Margin (%)	31.3	29.1
Diluted EPS ($)	0.08	0.11
Cash From Operations ($m)	10.8	1.6

NEW YORK, NY, February 9, 2006 – Allied Healthcare International Inc., dually listed (Nasdaq: AHCI), (AIM: AHI), a leading provider of flexible healthcare staffing services in the United Kingdom, released results for its fiscal 2006 first quarter, ended December 31, 2005.

Revenue decreased 12.4 percent to $75.9 million, compared with $86.6 million in the first quarter of fiscal 2005. Gross profit decreased 5.9 percent to $23.7 million compared with $25.2 million for the comparable period last year. Gross profit margin remained strong at 31.3%, an increase from 29.1% during the same period last year.

Cash provided from operating activities for the quarter totaled $10.8 million versus $1.6 million for the same quarter last year, and $21.5 million for the whole of fiscal year 2005.

Net income for the quarter was $3.4 million, or $0.08 per diluted share, compared with $4.8 million, or $0.11 per diluted share for the comparable period in fiscal 2005.

These results are partially affected by unfavorable changes in foreign exchange as well as one-time costs associated with the Company’s dual listing on the AIM stock exchange in the UK that was finalized in the quarter.

Timothy M. Aitken, Chairman and CEO of Allied Healthcare, commented, ‘‘There has been a sharp reduction in demand from the National Health Service (NHS) as a result of an inconsistent implementation of the framework agreements, causing significant dislocation to both companies and personnel. The NHS has a major deficit for the current year, which has imposed financial constraints on the usage of agency staff. Despite this, our social services and private sector businesses are growing and providing better margins. Our strategy is to focus on growing these sectors, which is expected to result in gross profit growth for the Company.’’

Mr. Aitken concluded, ‘‘We successfully completed the implementation of our new IT back office system in 2005, and will commence the roll-out of the integrated front office system to our branch network during the second and third quarters of fiscal 2006. Once the transition of our new infrastructure is complete, the system will enable us to operate more efficiently and cost effectively throughout our branch network.’’

Allied Healthcare invites all those interested in hearing management’s discussion of the quarter results to join the call by dialing 877-407-9205 on Thursday February 9, 2006 at 12:00 PM EST. International participants may access the call by dialing 201-689-8054. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants. Refer to replay passcode account number 286 and conference ID number 189465 when prompted. Participants may also access a live webcast of the conference call through the Investors section of Allied Healthcare's website, www.alliedhealthcare.com, by selecting 'Full Details' in the Recent Performance box to access the link to the call.

Those interested in obtaining a copy of Allied’s 10-Q SEC filing can access the document in the SEC website, www.sec.gov, under the ‘‘Filings & Forms’’ section. Individuals can also obtain a copy by contacting the Investor Relations Group, 212-825-3210.

ABOUT ALLIED HEALTHCARE INTERNATIONAL INC.

Allied Healthcare International Inc. (http://www.alliedhealthcare.com) is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 100 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of Private Patients, Community Care, Nursing Homes and Hospitals. The company also supplies medical-grade oxygen for use in respiratory therapy to the U.K. pharmacy market and Northern Ireland and oxygen concentrators to customers in Northern Ireland.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: Allied’s ability to continue to recruit and retain qualified flexible healthcare staff; ability to enter into contracts with hospitals and other healthcare facility customers on terms attractive to Allied; the general level of patient occupancy at hospital and healthcare facilities of Allied’s customers; the ability to successfully implement acquisition and integration strategies; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare industry, and ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenue and profitability; the ability to use net operating loss carry forwards to offset net income; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information:
Allied Healthcare Contact:	Investor Contact:
Charles Murphy	Adam Holdsworth
Chief Financial Officer	The Investor Relations Group
(212) 750-0064	(212) 825-3210
charlesmurphy@alliedhealthcare.com

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ALLIED HEALTHCARE INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2005	2004
Total revenues	$75,855	$86,563
Gross profit	23,725	25,214
Selling, general and administrative expenses	18,131	17,227
Operating income	5,594	7,987
Interest expense, net	936	1,209
Foreign exchange loss (gain)	41	(7)
Income before income taxes	4,617	6,785
Provision for income taxes	1,211	1,958
Net income	$3,406	$4,827
Basic and diluted net income per share of common stock	$0.08	$0.11
Weighted average number of common shares outstanding:
Basic	44,863	44,466
Diluted	45,215	44,942